Exhibit 5.3

CONSENT OF WILLIAM MERCER

In connection with (1) the annual information form of Avalon Rare Metals Inc. (the “Company”) dated November 28, 2013 (the “AIF”), the Company’s management discussion and analysis of financial statements for the year ended August 31, 2012 (the “Annual MD&A”) and the Company’s management discussion and analysis of financial statements for the period ended May 31, 2013 (the “May MD&A”), which included references to my name and technical information related to the Nechalacho Rare Earth Elements Project (formerly known as the Thor Lake Project) and other properties and projects included in such documents and (2) the News Release of the Company dated August 15, 2013 regarding a mineral resource estimate for the Nechalacho Rare Earth Elements Project (the “News Release”), the undersigned hereby consents to (i) the reference of the undersigned’s name in the AIF, the MD&A, the May MD&A and the News Release and (ii) the use of information attributed to me in the AIF, the Annual MD&A, the May MD&A and the News Release which are included in or incorporated by reference into the Registration Statement on Form F-10 originally filed by the Company with the United States Securities and Exchange Commission on August 21, 2013 and any amendments thereto and into the prospectus included therein.

/s/ William Mercer
Dr. William Mercer, P. Geo.

Date: September 10, 2013